                                                                     Exhibit 5.1

                      [LETTERHEAD OF DORSEY & WHITNEY LLP]

Luigino's, Inc.
525 Lake Avenue South
Duluth, Minnesota 55802

     Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel to Luigino's, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-4 (the "Registration Statement") relating to the proposed issuance by the Company of $100,000,000 aggregate principal amount of the Company's 10% Senior Subordinated Notes Due 2006 (the "New Notes") registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for up to $100,000,000 aggregate principal amount of the Company's outstanding 10% Senior Subordinated Notes Due 2006 (the "Old Notes"). The New Notes are issuable under an Indenture dated as of February 4, 1999 (the "Indenture") between the Company and U.S. Bank Trust National Association, as Trustee (the "Trustee").

     We have examined such documents, including resolutions adopted by written consent by the sole director of the Company effective as of January 8, 1999 (the "Resolutions"), and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that the New Notes have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indenture and delivered against surrender and cancellation of a like principal amount of Old Notes in the manner described in the Registration Statement, the New Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

     The opinions set forth above are subject to the following qualifications and exceptions:

          (a) Our opinions stated above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.

          (b) Our opinions stated above are subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair

Luigino's, Inc.
Page 2



     dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

          (c) In rendering the opinions set forth above, we have assumed that, at the time of the authentication and delivery of a series of New Notes, the Resolutions referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the New Notes, the Registration Statement will have been declared effective by the Securities and Exchange Commission and will continue to be effective, none of the particular terms of a series of New Notes will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

          (d) Minnesota Statutes ss. 290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

     Our opinion expressed above is limited to the laws of the State of Minnesota and New York and the federal laws of the United States of America.

     We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" contained in the Prospectus included therein.

Dated: April 19, 1999

                                       Very truly yours,

                                       /s/ Dorsey & Whitney LLP

FHV